Exhibit 99.1

Baldwin Receives Letter from NYSE Amex Regarding Non-Compliance Resulting from CEO Transition

SHELTON, Conn.--(BUSINESS WIRE)--October 22, 2010--Baldwin Technology Company, Inc. (NYSE Amex: BLD), a global leader in process automation technology for the printing industry, today reported that, in response to the Company’s notification to the NYSE Amex (the “Exchange”) of the termination of the employment of Karl S. Puehringer as president and chief executive officer and Mr. Puehringer’s resignation as a director of the Company effective September 30, 2010 and the election effective October 1, 2010 of Mark T. Becker, previously an independent director and member of the audit, compensation and nominating committees, as president and chief executive officer, the Company has received a letter from the Exchange notifying the Company that it is not in compliance with certain continued listing standards as set forth in the NYSE Amex Company Guide (the “Guide”).

The referenced standards are: Sections 802(a), 802(d) 803(B)(2)(a) and 805(a) of the Guide. Specifically, with Mark T. Becker no longer qualified as an independent director and with Karl S. Puehringer resigning from the Board, due to the small size of its Board of Directors, the Company no longer has a majority of independent directors on its board, the three classes of directors of its board are not of approximately equal size, it has only two of the requisite three independent members on its audit committee and its compensation committee is not comprised solely of independent directors. The Exchange has designated the letter as a “Warning Letter.” The Company has been given until March 29, 2011 to regain compliance. The Board of Directors has already taken steps to identify potential candidates to serve as an Independent Director or Independent Directors on the Board of Directors of the Company and intends to remedy the noted non-compliance within the time frame allotted.

About Baldwin

Baldwin Technology Company, Inc. is a leading international supplier of process automation equipment and related consumables for the printing and publishing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Connecticut, the Company has operations strategically located in the major print markets and distributes its products via a global sales and service infrastructure. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems and related consumables. For more information, visit http://www.baldwintech.com

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CONTACT:
Baldwin Technology Company, Inc.
Helen Oster, 203-402-1004
hposter@baldwintech.com